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                                                                     EXHIBIT 5.1

                                 March 27, 2002

Board of Directors
Simula, Inc.
2625 South Plaza Drive
Suite 100
Tempe, Arizona 85282

         Re:      Registration Statement on Form S-8 - - 200,000 Shares of
                  Common Stock

Gentlemen:

         As General Counsel of Simula, Inc. ("Company"), I have reviewed the above-captioned Registration Statement on Form S-8 under the Securities Act of 1933, as amended, which the Company has filed with the Securities and Exchange Commission with respect to the offer and sale of up of 200,000 shares of Common Stock by the Company pursuant to the Company's Outside Directors' Equity Plan (the "Securities").

         I have examined the Company's Articles of Incorporation, as amended and restated, bylaws, minutes of the Company's Board of Directors meetings, the Plan, and such other records and documents as I have deemed relevant for purposes of rendering this opinion. Based upon the foregoing, I am of the opinion that the Securities, when issued and sold as set forth in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

         I hereby consent to the incorporation of this opinion in the Registration Statement of Simula, Inc. on Form S-8.

                                    Very truly yours,

                                    SIMULA, INC.



                                    /s/ Benjamin G. Clark
                                    --------------------------------------------
                                    Benjamin G. Clark
                                    General Counsel


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